EXHIBIT 99.2

Allied Capital to Sell a Majority Equity Interest in Advantage Sales & Marketing to
J.W. Childs Associates and Merrill Lynch Global Private Equity

March 2, 2006 –– Washington, DC –– Allied Capital Corporation (NYSE:ALD) and Advantage Sales & Marketing, Inc. (“Advantage”) announced today that a definitive agreement has been signed to sell a majority equity interest in Advantage to an affiliate of J.W. Childs Associates, L.P. and Merrill Lynch Global Private Equity. Allied Capital, along with Advantage management, will retain equity investments in the business as minority shareholders.

Based on the definitive agreement, Advantage will sell for an enterprise value of approximately $1.05 billion, subject to pre- and post-closing adjustments. Allied Capital expects to realize a gain on the equity being sold of approximately $415 million, subject to pre- and post-closing adjustments. As consideration for the common stock it is selling in the transaction, Allied Capital expects to receive a $180 million subordinated note, with the balance of the consideration to be paid in cash. Approximately $35 million of Allied Capital’s proceeds will be subject to certain holdback provisions. In addition, Allied Capital will be repaid its $184 million in subordinated debt currently outstanding.

“The consolidation of the former Advantage member businesses over the last 18 months has led to significant value creation for all of Advantage’s shareholders and has resulted in a more efficient business that is better able to service its clients and customers,” said John Shulman, Managing Director of Allied Capital. “Allied Capital is thrilled to have the opportunity to continue to partner with this outstanding management team, and with J.W. Childs and Merrill Lynch Global Private Equity, who bring significant financial resources and experience in the consumer packaged goods industry.”

“This transaction brings us to the next chapter in the evolution of our business,” said Sonny King, Chairman and Chief Executive Officer of Advantage. “We are excited to have J.W. Childs and Merrill Lynch Global Private Equity on board to support us in our efforts as we continue to pursue our growth strategy. We are also very pleased that Allied Capital will remain our financial partner and that John Shulman will continue to hold a seat on our Board of Directors.”

The transaction is expected to close by the end of the first quarter of 2006, subject to certain closing conditions.

Sawaya Segalas & Co., LLC served as the exclusive financial advisor to Advantage on the transaction.

About Allied Capital
Allied Capital Corporation, a leading business development company with total assets of more than $3 billion, has paid regular, quarterly cash dividends to shareholders since 1963. Allied Capital invests in the American entrepreneurial economy by providing capital to companies seeking a long-term financial partner and access to managerial resources often unavailable to smaller companies. Since its IPO in 1960, the Company has provided long-term debt and equity financing to thousands of middle market companies. In serving its shareholders, Allied Capital helps build middle market businesses and support American jobs. The Company’s private finance portfolio includes investments in over 100 companies that generate aggregate revenues of more than $10 billion and employ more than 85,000 people.

Headquartered in Washington, DC, Allied Capital offers shareholders the opportunity to participate in the private equity industry through an investment in the Company’s New York Stock Exchange-listed stock, which is traded under the symbol ALD. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com. All media inquiries should be directed to Stan Collender of Financial Dynamics at (202) 434-0601.

About Advantage Sales & Marketing
Advantage Sales & Marketing is a leading sales and marketing agency in the U.S., providing outsourced sales, merchandising, and marketing services to manufacturers, suppliers, and producers of consumer packaged goods. The company manages thousands of food and non-food products on behalf of a client base comprised of more than 1,200 manufacturers. Advantage has operations throughout the United States and Canada. For more information, please visit the company’s website at www.asmnet.com.

About J.W. Childs Associates, L.P.
J.W. Childs Associates, L.P. is a private equity firm based in Boston, Massachusetts specializing in leveraged buyouts and recapitalizations of middle-market growth companies. Since 1995, JWC has completed investments with a total transaction value in excess of $8.0 billion.  JWC currently invests through J.W. Childs Equity Partners III, L.P., an investment fund with total committed capital of $1.75 billion. For more information, please visit J.W. Childs Associates, L.P.’s website at www.jwchilds.com.

About Merrill Lynch Global Private Equity
Merrill Lynch Global Private Equity is the private equity arm of Merrill Lynch & Co., Inc.  Merrill Lynch is one of the world’s leading wealth management, capital markets and advisory companies, with offices in 36 countries and territories and total client assets of approximately $1.8 trillion.  As an investment bank, it is a leading global trader and underwriter of securities and derivatives across a broad range of asset classes and serves as a strategic advisor to corporations, governments, institutions and individuals worldwide.  Through Merrill Lynch Investment Managers, the company is one of the world’s largest managers of financial assets.  Firmwide, assets under management total $544 billion.  For more information on Merrill Lynch, please visit www.ml.com.

Forward-Looking Statements
The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Allied Capital’s filings with the Securities and Exchange Commission.

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